Exhibit 99.2

Allurion Announces Closing of Offering and Concurrent Private

Placement to Advance GLP-1 Clinical Pipeline

NATICK, Mass. – Feb. 20, 2025 – Allurion Technologies, Inc. (“Allurion” or the “Company”) (NYSE: ALUR), a company dedicated to ending obesity, today announced that it has closed its previously announced registered direct offering with institutional investors for the purchase and sale of 900,000 shares of the Company’s common stock at a price of $5.23 per share and warrants to purchase up to 1,800,000 shares of common stock in a concurrent private placement. The warrants have an exercise price of $5.23 per share and will become exercisable immediately following the date of stockholder approval and expire on the fifth anniversary of receipt of such approval. The registered direct offering of common stock and the concurrent private placement of warrants are collectively referred to as the offering herein.

In addition, the Company closed its previously announced concurrent private placement with funds affiliated with Leavitt Equity Partners for the purchase and sale of 267,686 shares of common stock and warrants to purchase up to 535,372 shares of common stock at a purchase price of $5.23 per share and accompanying warrant.

Roth Capital Partners acted as the exclusive placement agent for the offering and the concurrent private placement with Leavitt.

The aggregate gross proceeds to the Company from the offering and concurrent private placement are approximately $6.1 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering and concurrent private placement to fund its clinical pipeline testing the effects of the combination of the Allurion Balloon and GLP-1 therapy on muscle mass and long-term GLP-1 adherence, for working capital, and for general corporate purposes.

“We are pleased to be raising this financing to support key initiatives at Allurion, including our pipeline of clinical trials related to GLP-1s,” said Dr. Shantanu Gaur, Founder & CEO of Allurion. “We believe that we can make GLP-1s a more effective, long-term therapy in combination with the Allurion Balloon.”

The shares in the offering described above were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-283721) previously filed with the Securities and Exchange Commission (the ”SEC”) and declared effective by the SEC on December 20, 2024. A final prospectus supplement relating to and describing the terms of the offering has been filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained on the SEC’s website at www.sec.gov or by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147.

The warrants sold in the offering and the securities sold in the concurrent private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight-loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-lessTM gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers and Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “target,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding the offering and concurrent private placement and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this press release, including but not limited to (i) the ability of Allurion to obtain regulatory approval for and successfully commercialize the Allurion Program, (ii) the timing of and results from its clinical studies and trials and its ability to initiate and complete clinical studies, including the clinical study on the combination of the Allurion Program with GLP-1 agonists, (iii) the evolution of the markets in which Allurion competes and the rise of GLP-1 drugs, (iv) the ability of Allurion to defend its intellectual property and satisfy regulatory requirements, (v) the impact of the COVID-19 pandemic, Russia-Ukraine war and Israel-Hamas war on Allurion’s business, (vi) Allurion’s expectations regarding its market opportunities, (vii) the outcome of any legal proceedings against Allurion, (viii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion operates, and (ix) uncertainties related to market conditions and the completion of the offering on the anticipated terms or at all. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on March 26, 2024 and Amendment No. 1 thereto filed on April 29, 2024, the Company’s Quarterly Report on Form 10-Q filed on November 13, 2024 and other documents filed by Allurion from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Allurion assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Allurion does not give any assurance that it will achieve its expectations.

Global Media

Hannah Lindberg

hlindberg@allurion.com